Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-256995

February 23, 2022

WEYERHAEUSER COMPANY PRICING TERM SHEET

3.375% Notes due 2033

This pricing term sheet relates only to the securities described below and should be read together with Weyerhaeuser Company’s preliminary prospectus supplement dated February 23, 2022 (the “Preliminary Prospectus Supplement”), the accompanying prospectus dated June 10, 2021 and the documents incorporated and deemed to be incorporated by reference therein. All references to dollar amounts are references to U.S. dollars and, unless otherwise expressly stated or the context otherwise requires, the terms “Weyerhaeuser,” the “Company,” “us,” “we” and “our” mean Weyerhaeuser Company excluding its subsidiaries.

Issuer:	Weyerhaeuser Company

Trade Date:	February 23, 2022

Expected Settlement Date*:	March 9, 2022 (T+10)

Anticipated Ratings**:	Baa2 by Moody’s Investors Service, Inc. (stable outlook)
BBB by S&P Global Ratings a division of S&P Global Inc. (stable outlook)

Title of Securities:	3.375% Notes due 2033 (the “notes”)

Principal Amount:	$450,000,000

Maturity Date:	March 9, 2033

Interest Rate:	3.375% per annum, accruing from March 9, 2022

Interest Payment Dates:	March 9 and September 9, commencing September 9, 2022

Yield to Maturity:	3.434%

Price to Public:	99.463%, plus accrued interest, if any

Spread to Benchmark Treasury:	+145 basis points

Benchmark Treasury:	1.875% due February 15, 2032

Benchmark Treasury Yield:	1.984%

Optional Redemption:

Prior to December 9, 2032 (the date that is three months prior to maturity date of the notes) (the “Par Call Date”), the Company may redeem the notes at the Company’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

See the Preliminary Prospectus Supplement for the definition of “Treasury Rate” and for further terms and provisions applicable to optional redemption.

CUSIP/ISIN:	962166 CA0 / US962166CA07

Joint Book-Running Managers:	BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC MUFG Securities Americas Inc. Scotia Capital (USA) Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC PNC Capital Markets LLC Rabo Securities USA, Inc. Siebert Williams Shank & Co., LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.

* It is expected that delivery of the notes will be made against payment for the notes on or about March 9, 2022, which will be the tenth business day following the date hereof (this settlement cycle being referred to as T+10). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

* * *

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related prospectus supplement if you request it by contacting BofA Securities, Inc. by telephone (toll free) at 1-800-294-1322; Goldman Sachs & Co. LLC by telephone at 1-866-471-2526; J.P. Morgan Securities LLC by telephone (collect) at 1-212-834-4533; Morgan Stanley & Co. LLC by telephone (toll free) at 1-866-718-1649 or Wells Fargo Securities, LLC (toll-free) at 1-800-645-3751.

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-256995

February 23, 2022

WEYERHAEUSER COMPANY PRICING TERM SHEET

4.000% Notes due 2052

This pricing term sheet relates only to the securities described below and should be read together with Weyerhaeuser Company’s preliminary prospectus supplement dated February 23, 2022 (the “Preliminary Prospectus Supplement”), the accompanying prospectus dated June 10, 2021 and the documents incorporated and deemed to be incorporated by reference therein. All references to dollar amounts are references to U.S. dollars and, unless otherwise expressly stated or the context otherwise requires, the terms “Weyerhaeuser,” the “Company,” “us,” “we” and “our” mean Weyerhaeuser Company excluding its subsidiaries.

Issuer:	Weyerhaeuser Company

Trade Date:	February 23, 2022

Expected Settlement Date*:	March 9, 2022 (T+10)

Anticipated Ratings**:	Baa2 by Moody’s Investors Service, Inc. (stable outlook)

BBB by S&P Global Ratings a division of S&P Global Inc. (stable outlook)

Title of Securities:	4.000% Notes due 2052 (the “notes”)

Principal Amount:	$450,000,000

Maturity Date:	March 9, 2052

Interest Rate:	4.000% per annum, accruing from March 9, 2022

Interest Payment Dates:	March 9 and September 9, commencing September 9, 2022

Yield to Maturity:	4.101%

Price to Public:	98.266%, plus accrued interest, if any

Spread to Benchmark Treasury:	+180 basis points

Benchmark Treasury:	1.875% due November 15, 2051

Benchmark Treasury Yield:	2.301%

Optional Redemption:

Prior to September 9, 2051 (the date that is six months prior to maturity date of the notes) (the “Par Call Date”), the Company may redeem the notes at the Company’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

See the Preliminary Prospectus Supplement for the definition of “Treasury Rate” and for further terms and provisions applicable to optional redemption.

CUSIP/ISIN:	962166 CB8 / US962166CB89
Joint Book-Running Managers:	BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC MUFG Securities Americas Inc. Scotia Capital (USA) Inc.
Co-Managers:	BNY Mellon Capital Markets, LLC PNC Capital Markets LLC Rabo Securities USA, Inc. Siebert Williams Shank & Co., LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.

*

It is expected that delivery of the notes will be made against payment for the notes on or about March 9, 2022, which will be the tenth business day following the date hereof (this settlement cycle being referred to as T+10). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

* * *

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related prospectus supplement if you request it by contacting BofA Securities, Inc. by telephone (toll free) at 1-800-294-1322; Goldman Sachs & Co. LLC by telephone at 1-866-471-2526; J.P. Morgan Securities LLC by telephone (collect) at 1-212-834-4533; Morgan Stanley & Co. LLC by telephone (toll free) at 1-866-718-1649 or Wells Fargo Securities, LLC (toll-free) at 1-800-645-3751.

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